                                                                    EXHIBIT 5.1

                                 May 30, 1996

Uniphase Corporation
163 Baypointe Parkway
San Jose, California 95134

Ladies and Gentlemen:

  At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Uniphase Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in May 1996 in connection with the registration under the Securities Act of 1933, as amended, of up to 2,300,000 shares of Common Stock, $.001 par value (the "Shares"), being offered by the Company, including up to 300,000 shares of Common Stock which may be issued and sold by the Company upon exercise of the underwriters' over-allotment option. The Shares are to be sold to the underwriters named in the Registration Statement for resale to the public.

  As your counsel, we have examined the proceedings proposed to be taken by the Company in connection with the issuance and sale of the Shares. It is our opinion that, upon completion of the proceedings proposed to be taken by the Company, the Shares being issued and sold by the Company, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

                                          Very truly yours,

                                          Morrison & Foerster LLP